Exhibit 99.1

Computer Programs and Systems, Inc. Announces Second Quarter 2009 Results

Company Declares Regular Quarterly Dividend of $0.36 Per Share

MOBILE, Ala.--(BUSINESS WIRE)--July 23, 2009--Computer Programs and Systems, Inc. (NASDAQ: CPSI):

Second Quarter Highlights:

  Revenues of $30.8 million;
  Earnings per diluted share of $0.32;
  Cash provided by operations of $3.7 million; and
  Quarterly dividend of $0.36 per share.

Computer Programs and Systems, Inc. (NASDAQ: CPSI), a leading provider of healthcare information solutions, today announced results for the second quarter and six months ended June 30, 2009.

The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.36 (thirty-six cents) per share, payable on August 21, 2009, to stockholders of record as of the close of business on August 6, 2009.

Total revenues for the second quarter ended June 30, 2009, increased 11.2% to $30.8 million, compared with total revenues of $27.8 million for the prior-year period. Net income for the quarter ended June 30, 2009, increased 18.4% to $3.5 million, or $0.32 per diluted share, compared with $3.0 million, or $0.28 per diluted share, for the quarter ended June 30, 2008. Cash provided by operations for the second quarter of 2009 was $3.7 million, compared with $5.2 million for the prior-year period.

Commenting on the results, Boyd Douglas, chief executive officer and president of CPSI, stated, “Our strong quarter sustains the positive momentum from our first quarter and puts us on target for an outstanding year. We are pleased with the high rate of demand for our products and fully expect that trend to continue in conjunction with the ongoing national emphasis on expanding the use of information technology in healthcare through financial incentives contained in the ARRA economic stimulus package. In addition, it has also become clear that the adoption of electronic health records will be a key aspect of any of the national healthcare reform plans now being contemplated. As a company, we have taken a proactive approach to preparing for the potential growth associated with these reforms by adding more than 90 new staff members to our implementation and support division this past quarter. We are extremely well positioned, focused on generating both new and recurring revenues, and very excited about the remainder of the year.”

Total revenues for the six months ended June 30, 2009, increased 6.5% to $61.0 million, compared with total revenues of $57.3 million for the prior-year period. Net income for the six months ended June 30, 2009, increased 16.5% to $7.6 million, or $0.69 per diluted share, compared with $6.5 million, or $0.60 per diluted share, for the six months ended June 30, 2008. Cash provided by operations for the first half of 2009 was $7.4 million, compared with $9.5 million for the prior-year period.

For the third quarter of 2009, the Company anticipates total revenues of $31.0 million to $32.5 million and net income of approximately $4.0 million to $4.2 million, or $0.37 to $0.39 per diluted share. CPSI’s 12-month backlog as of June 30, 2009, was $106.3 million, consisting of $22.0 million in non-recurring system purchases and $84.3 million in recurring payments for support, Business Management Services, ASP and ISP contracts.

A listen-only simulcast and replay of CPSI’s second quarter 2009 conference call will be available on-line at www.cpsinet.com and www.earnings.com on July 24, 2009, beginning at 9:00 a.m. Eastern Time.

About Computer Programs and Systems, Inc.

CPSI is a leading provider of healthcare information solutions for community hospitals with over 650 client hospitals in 47 states and the District of Columbia. Founded in 1979, the Company is a single-source vendor providing comprehensive software and hardware products, complemented by complete installation services and extensive support. Its fully integrated, enterprise-wide system automates clinical and financial data management in each of the primary functional areas of a hospital. CPSI’s staff of over 800 technical, healthcare and medical professionals provides system implementation and continuing support services as part of a comprehensive program designed to respond to clients’ information needs in a constantly changing healthcare environment. For more information, visit www.cpsinet.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; saturation of our target market and hospital consolidations; changes in customer purchasing priorities, capital expenditures and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; government regulation of our products and customers, including changes in healthcare policy affecting Medicare reimbursement rates; changes in accounting principles generally accepted in the United States; general economic conditions, including changes in the financial markets that may affect the availability and cost of credit to us or our customers; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Condensed Statements of Operations (in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Sales revenues:
System sales	$9,721	$8,458	$19,338	$19,114
Support and maintenance	13,820	13,133	27,654	26,219
Business management services	7,306	6,161	13,991	11,936
Total sales revenues	30,847	27,752	60,983	57,269

Cost of sales:
System sales	8,482	7,215	16,289	15,117
Support and maintenance	5,380	4,772	10,321	9,570
Business management services	4,358	3,640	8,240	7,225
Total cost of sales	18,220	15,627	34,850	31,912
Gross profit	12,627	12,125	26,133	25,357

Operating expenses:
Sales and marketing	2,252	2,129	4,328	4,389
General and administrative	5,040	5,287	10,182	10,761
Total operating expenses	7,292	7,416	14,510	15,150

Operating income	5,335	4,709	11,623	10,207
Interest income, net	239	230	472	495
Income before taxes	5,574	4,939	12,095	10,702
Provision for income taxes	2,033	1,948	4,529	4,205
Net income	$3,541	$2,991	$7,566	$6,497

Basic earnings per share	$0.32	$0.28	$0.69	$0.60
Diluted earnings per share	$0.32	$0.28	$0.69	$0.60

Weighted average shares outstanding:
Basic	10,962	10,829	10,934	10,827
Diluted	10,962	10,843	10,937	10,845

COMPUTER PROGRAMS AND SYSTEMS, INC. Condensed Balance Sheets (in thousands, except per share data)

	June 30, 2009	Dec. 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,269	$11,744
Investments	14,575	11,846
Accounts receivable, net of allowance for doubtful accounts of $886 and $628, respectively	14,946	15,601
Financing receivables, current portion	3,046	2,357
Inventory	1,837	1,374
Deferred tax assets	1,539	1,332
Prepaid income taxes	392	319
Prepaid expenses	532	501
Total current assets	46,136	45,074

Financing receivables, long-term	3,109	2,980
Property and equipment	13,002	12,080
Accumulated depreciation	(8,160)	(7,267)
Total assets	$54,087	$52,867

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,619	$1,830
Deferred revenue	3,438	3,728
Accrued vacation	2,496	2,297
Other accrued liabilities	3,610	3,997
Total current liabilities	11,163	11,852

Deferred tax liabilities	501	456

Stockholders’ equity:
Common stock, par value $0.001 per share, 30,000 shares authorized, 10,973 and 10,894 shares issued and outstanding	11	11
Additional paid-in capital	29,189	27,007
Accumulated other comprehensive income	39	56
Retained earnings	13,184	13,485
Total stockholders’ equity	42,423	40,559
Total liabilities and stockholders’ equity	$54,087	$52,867

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Other Supplemental Information (In thousands)

The following table summarizes free cash flow for the Company:

	Three Months Ended June 30, 2009	Six Months Ended June 30, 2009
Net cash provided by operating activities	$3,695	$7,350
Purchases of property and equipment	(594)	(922)
Free cash flow	$3,101	$6,428

Free cash flow is a non-GAAP financial measure which CPSI defines as net cash provided by operating activities less purchases of property and equipment. The most directly comparable GAAP financial measure is net cash provided by operating activities. The Company believes free cash flow is a useful measure of performance and uses this measure as an indication of the financial resources of the Company and its ability to generate cash.

CONTACT:
Computer Programs and Systems, Inc.
Darrell G. West
Vice President-Finance and Chief Financial Officer
251-639-8100